Exhibit 14.1

CODE OF BUSINESS CONDUCT AND ETHICS

OF CIBUS, INC.

Adopted July 7, 2017

Last Amended May 31, 2023

I.	Introduction

Purpose and Scope

The Board of Directors (the “Board”) of Cibus, Inc. (the “Company”) has established this Code of Business Conduct and Ethics (the “Code”) to aid directors, officers, and all employees of the Company (“Covered Persons”) in making ethical and legal decisions when conducting the Company’s business and performing their day-to-day duties. While covering a wide range of business practices and procedures, the standards set forth in this Code cannot and do not cover every issue that may arise, or every situation where an ethical decision must be made, but rather set forth key guiding principles that represent Company policies and establish certain conditions for employment at the Company. In uncertain situations, or if you otherwise have questions or concerns about this Code, we encourage each Covered Person to speak with his or her supervisor (if applicable) or with the Compliance Officer under this Code.

One of the Company’s most valuable assets is its reputation for integrity, professionalism, and fairness. We must strive to foster a culture of accountability, and our commitment to the highest level of ethical conduct should be reflected in all of the Company’s business activities. All Covered Persons must conduct themselves according to the language and spirit of this Code, exercise reasonable judgment when conducting business and seek to avoid even the appearance of improper behavior. Even well-intentioned actions that violate the law or this Code may result in negative consequences for the Company and the individuals involved.

The Company encourages Covered Persons to refer to this Code frequently to ensure that they are acting according to its language and spirit.

Employees are notified that this Policy is incorporated into and is part of the Company’s employee handbook. In addition, all directors and executive officers must certify that they have read and intend to comply with this Policy.

The Audit Committee is responsible for administering the Code. The Audit Committee has delegated day-to-day responsibility for administering and interpreting the Code to a Compliance Officer. Our General Counsel has been appointed as our Compliance Officer under this Code.

Contents of this Code

This Code has two sections that follow this Introduction. The first section, “Standards of Conduct,” contains the actual guidelines that Covered Persons are expected to adhere to in the conduct of the Company’s business. The second section, “Compliance Procedures,” contains specific information about how this Code functions, including who administers the Code, who can provide guidance under the Code and how violations may be reported, investigated, and addressed. The Compliance Procedures section also contains a discussion about waivers of this Code and amendments to this Code.

A Note About Other Obligations

Covered Persons generally have other legal and contractual obligations to the Company. This Code is not intended to reduce or limit the other obligations that any Covered Person may have to the Company. Instead, the standards in this Code should be viewed as minimum standards that we expect Covered Persons to adhere to in the conduct of our business.

II.	Standards of Conduct

Conflicts of Interest

Covered Persons have an obligation to act in the best interest of the Company. Covered Persons should endeavor to avoid situations that present a potential or actual conflict between their interest and the interest of the Company.

A “conflict of interest” occurs when a Covered Person’s personal interest interferes in any way, or even appears to interfere, with the Company’s interests. Conflicts of interest may arise in many situations. For example, conflicts of interest can arise when a Covered Person takes an action or has an outside interest, responsibility or obligation that may make it difficult for him or her to perform his or her work responsibilities objectively and/or effectively. Conflicts of interest may also occur when a Covered Person or his or her immediate family member receives improper personal benefits as a result of the Covered Person’s position with the Company.

Each individual’s situation is different and evaluating any particular situation will require consideration of many factors. However, the following is a non-exhaustive list of situations which may constitute a conflict of interest:

–	Working, in any capacity, for a competitor, customer or supplier while employed with the Company;

–	Accepting gifts of more than modest value or receiving personal discounts or other benefits as a result of your position in the Company from a competitor, customer, or supplier;

–	Competing with the Company in any manner;

–	Having a personal interest in a transaction involving the Company, a customer or supplier (excluding routine investments in publicly traded companies);

–	Receiving a loan or guarantee of an obligation as a result of your position with the Company; or

–	Directing business to a third-party that is owned or managed by, or which employs, a relative or friend.

Situations involving a conflict of interest may not always be obvious or easy to resolve. Any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be reported promptly to the Compliance Officer, who may, in his or her discretion, refer such matter to the Board or a committee thereof. The Compliance Officer may notify the Board or a committee thereof of any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest for the Compliance Officer.

Compliance with Laws, Rules and Regulations

The Company seeks to conduct its business in compliance with applicable laws, rules, and regulations. No Covered Person shall engage in any unlawful activity in conducting the Company’s business or in performing his or her day-to-day Company duties, nor shall any Covered Person instruct others to do so, for any reason.

Protection and Proper Use of the Company’s Assets

Loss, theft, and misuse of the Company’s assets has a direct impact on the Company’s business and its profitability. Protecting Company assets against loss, theft or other misuse is the responsibility of every Covered Person. Covered Persons are expected to take particular care in protecting Company assets that are entrusted to their care. Covered Persons are also expected to take steps to ensure that the Company’s assets are only used for legitimate business purposes.

Corporate Opportunities

Covered Persons owe a duty to the Company to advance its business interests when the opportunity to do so arises. Covered Persons are prohibited from:

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diverting to himself or herself or to others any opportunities that are discovered through the use of the Company’s property or information as a result of his or her position with the Company unless such opportunity has first been presented to, and rejected by, the Company;

–	using the Company’s property or information or his or her position for improper personal gain; or

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knowingly competing with the Company, directly or indirectly, which may involve engaging in the same line of business as the Company or otherwise interfering with the Company’s business affairs or taking opportunities for sales or purchases, services or interests away from the Company.

Confidentiality

Confidential information generated and gathered in the Company’s business is a valuable Company asset and plays a vital role in the Company’s business, prospects, and ability to compete. Protecting this information plays an important role in the Company’s continued growth and success.

“Confidential information” includes all non-public information that might be useful to competitors or that could be harmful to the Company, its customers, suppliers, or partners, if disclosed. Intellectual property, such as trade secrets, patents, trademarks, and copyrights, as well as business plans, research plans and strategies, pre-clinical and clinical data, new product plans, objectives and strategies, records, databases, salary and benefits data, employee information, customer, employee and supplier lists, and any unpublished financial or pricing information must also be vigorously protected.

Covered Persons may not disclose or distribute the Company’s confidential information, except when disclosure is authorized by the Company or required by applicable law, rule, or regulation. Covered Persons shall use confidential information solely for legitimate business purposes. Covered Persons must return all of the Company’s confidential and/or proprietary information in their possession to the Company when they cease to be employed by, or to otherwise serve, the Company.

Unauthorized use or distribution of proprietary information violates Company policy and could be illegal. Such use or distribution could result in negative consequences for both the Company and the individuals involved, including potential legal and disciplinary actions.

Third-Party Intellectual Property

Covered Persons shall not acquire or seek to acquire by improper means a competitor’s trade secrets or other proprietary or confidential information or engage in unauthorized use, copying, distribution or alteration of software or other intellectual property.

Fair Dealing

The Company is dedicated to ethical, fair, and vigorous competition to ensure the Company’s foundation for long-term success. However, unlawful and unethical conduct, which may lead to short-term gains, may damage the Company’s reputation and long-term business prospects.

Accordingly, it is the Company’s policy that Covered Persons must endeavor to deal ethically, fairly, and lawfully with the Company’s customers, suppliers, competitors, and employees in all business dealings on the Company’s behalf. No Covered Person should take unfair advantage of another person in business dealings on behalf of the Company through the abuse of privileged or confidential information or through improper manipulation, concealment or misrepresentation of material facts or any other unfair practice.

Insider Trading

Using non-public, Company information to trade in securities, or providing a family member, friend, or any other person with a “tip”, is illegal. All such non-public information should be considered inside information and should never be used for personal gain. You are required to familiarize yourself and comply with the Company’s “Insider Trading Policy”, copies of which are distributed to all Covered Persons and available from the General Counsel.

Side Deals or Side Letters

The Company formally documents all terms and conditions of the agreements into which it enters. Contractual terms and conditions define the Company’s rights, obligations, liabilities, and accounting treatment. The Company shall not accept business commitments outside of the formal contracting process managed by the Company’s in-house legal team. Side deals, side letters, or other informal documentation created by Covered Persons without oversight of our in-house legal team are impermissible. Covered Persons shall not make any oral or written commitments that create a new agreement or modify an existing agreement without securing approval through the formal contracting process.

Accuracy of Records

The integrity, reliability, and accuracy in all material respects of the Company’s books, records and financial statements is fundamental to the Company’s continued and future business success. No Covered Person may cause us to enter into a transaction with the intent to document or record it in a deceptive or unlawful manner. In addition, no Covered Person may create any false or artificial documentation or book entry for any transaction entered into by the Company. Similarly, officers and employees who have responsibility for accounting and financial reporting matters have a responsibility to accurately record all funds, assets and transactions on our books and records, and ensure that all Company accounting records, as well as reports produced from those records, are in accordance with applicable laws, rules, and regulations and accounting standards.

Quality of Public Disclosures

The Company is committed to providing its stockholders with full and accurate information about its financial condition and results of operations, as required by the securities laws of the United States. It is the Company’s policy that the reports and documents it files with or submits to the U.S. Securities and Exchange Commission, and its earnings releases and similar public communications, shall include full, fair, accurate, timely and understandable disclosure. Officers and employees who are responsible for these filings and disclosures, including the Company’s principal executive, financial and accounting officers, must use reasonable judgment and perform their responsibilities honestly, ethically, and objectively in order to ensure that this disclosure policy is fulfilled. The Company’s senior management is primarily responsible for monitoring the Company’s public disclosure.

Bribes, Kickbacks and Other Improper Payments

No bribes, kickbacks or other improper payments, transfers or receipts in any form shall be made, directly or indirectly, to or for anyone for the purpose of obtaining or retaining business or obtaining any other favorable action. Occasional business gifts to and entertainment of non-government employees in connection with business discussions or the development of business relationships are generally deemed appropriate in the conduct of Company business, provided that these are infrequent and their value is modest. Gifts or entertainment in any form that would likely result in a feeling or expectation of personal obligation should not be extended or accepted. Covered Persons are directed to the Company’s “Anti-corruption Policy” for additional guidance regarding business gifts and entertainment. Further, practices that are acceptable in commercial business environments may be against the law or applicable policies governing government employees. Therefore, no gifts or business entertainment of any kind may be given to any government employee, except in strict compliance with the Company’s “Anti-Corruption Policy.”

Workplace Behaviors

Covered Persons are not permitted to be under the influence of any legal or illegal drug that impairs his or her ability to perform his or her job, and Covered Persons are prohibited from manufacturing, soliciting, distributing, possessing, or using any illegal drugs or substances in the workplace, or while working.

III.	Compliance Procedures

Communication of Code

All Covered Persons will be supplied with a copy of the Code upon beginning service at the Company and will be asked to review and sign an acknowledgment regarding the Code on a periodic basis. Updates of the Code will be provided from time to time. A copy of the Code is also available to all Covered Persons by requesting one from the legal department or by accessing our website at www.cibus.com.

Monitoring Compliance and Disciplinary Action

The Code will be strictly enforced throughout the Company and violations will be dealt with immediately. The Company’s management, under the supervision of its Board or a committee thereof or, in the case of accounting, internal accounting controls, auditing or securities law matters, the Audit Committee, shall take reasonable steps from time to time to (i) monitor compliance with the Code, and (ii) when appropriate, impose and enforce appropriate disciplinary measures for violations of the Code.

Disciplinary measures for violations of the Code will be determined in the Company’s sole discretion and may include, but are not limited to, counseling, oral or written reprimands, warnings, suspension with or without pay, demotions and/or termination of employment. Violations of the Code that involve illegal behavior will be reported to the appropriate authorities.

The Company’s management shall periodically report to the Board or a committee thereof on these compliance efforts including, without limitation, periodic reporting of alleged violations of the Code and the actions taken with respect to any such violation.

Reporting Concerns / Receiving Advice

Be Proactive. Every Covered Person is expected to act proactively by asking questions, seeking guidance, and reporting suspected violations of the Code and other policies and procedures of the Company, as well as any violation or suspected violation of applicable law, rule, or regulation arising in the conduct of the Company’s business or occurring on its property. If a Covered Person’s situation requires his or her identity to be kept secret, his or his anonymity will be protected. If any Covered Person believes that actions have taken place, may be taking place, or may be about to take place that violate or would violate the Code or any law, rule, or regulation applicable to the Company, he or she must bring the matter to the attention of the Company.

Seeking Guidance. The best starting point for officers or employees seeking advice on ethics-related issues or reporting potential violations of the Code will usually be his or her supervisor. However, if the conduct in question involves his or her supervisor, if the officer or employee has reported the conduct in question to his or her supervisor and does not believe that he or she has dealt with it properly, or if the officer or employee does not feel that he or she can discuss the matter with his or her supervisor, the employee may raise the matter with the Compliance Officer.

Communication Alternatives. Any officer or employee may communicate with the Compliance Officer by any of the following methods:

–	In writing, addressed to:

Cibus, Inc.

6455 Nancy Ridge Drive

San Diego, CA 92121

Attn: Legal Department

–	By e-mail to: legal@cibus.com

You may also report your concern anonymously to: www.lighthouse-services.com/cibus or 866-860-0008.

Reporting Violations by Senior Executive Officers or Directors. Any concerns about violations of laws, rules, regulations or this Code by any senior executive officer or director should be reported promptly to the Compliance Officer. Any such concerns involving the Compliance Officer should be reported to the Chair of the Audit Committee of the Board through the website or telephone hotline stated above.

Reporting Accounting, Securities Law and Similar Concerns. Any concerns or questions regarding potential violations of the Code, any other company policy or procedure or applicable laws, rules or regulations involving accounting, internal accounting controls, fraud, auditing, or securities law (including FCPA) matters should be reported in accordance with the Company’s “Policies and Procedures for Complaints Regarding Accounting, Internal Accounting Controls, Fraud or Auditing Matters”.

Cooperation. Covered Persons are expected to cooperate with the Company in any investigation of a potential violation of the Code, any other company policy or procedure, or any applicable law, rule, or regulation.

No Retaliation

The Company expressly forbids any retaliation against any person who, in good faith, reports misconduct or suspected misconduct. Specifically, the Company will not discharge, demote, suspend, threaten, harass or in any other manner discriminate against, such person in the terms and conditions of his or her employment. Any person who participates in any such retaliation is subject to disciplinary action, including termination.

Waivers and Amendments

No waiver of any provisions of the Code for the benefit of a director or an executive officer (which includes, without limitation, for purposes of this Code, the Company’s principal executive, financial and accounting officers) shall be effective unless (i) approved by the Audit Committee, and (ii) such waiver is promptly disclosed to the Company’s stockholders in accordance with applicable U.S. securities laws and/or the rules and regulations of the exchanges or systems on which the Company’s outstanding securities are traded or quoted, as the case may be.

Any waivers of the Code for other employees may be made by the Audit Committee, Compliance Officer, or the Board.

All amendments to the Code must be made in compliance with applicable laws, be approved by the Board or a committee thereof and, if applicable, must be promptly disclosed to the Company’s stockholders in accordance with applicable United States securities laws and/or the rules and regulations of the exchanges or systems on which the Company’s shares are traded or quoted, as the case may be.